                                                                     EXHIBIT 5.1

                      CROUCH & HALLETT, L.L.P. LETTERHEAD

(214) 953-0053

                                October 31, 1997


Dynamex Inc.
1431 Greenway Drive
Suite 345
Irving, Texas 75038

Gentlemen:

         We have served as counsel for Dynamex Inc., a Delaware corporation (the "Company"), in connection with the Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 (the "Amendment"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), covering an aggregate of 1,173,485 shares (the "Shares") of the Company's Common Stock, $.01 par value (the "Common Stock"), to be offered from time to time by certain of the Company's stockholders named in the Amendment.

         With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below. Based upon the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholders in the manner described in the Amendment are duly authorized, validly issued and outstanding and are fully paid and nonassessable.

         We consent to the use of this opinion as Exhibit 5.1 to the Amendment and to the use of our name in the Amendment and in the Prospectus included therein under the heading "Legal Opinions."

                                        Very truly yours,


                                        /s/ Crouch & Hallett, L.L.P.